Exhibit 10.1
AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT OF JOHN A. CRUM
The parties enter into this amendment (the “Amendment”) to the Restricted Stock Unit Award Agreement between Apache Corporation (“Apache”) and John A. Crum that was entered into effective as of February 12, 2009 (hereinafter, the “RSU Agreement”), in connection with provisions of the Employee Resignation Agreement, dated March 7, 2011 (hereinafter, the “Resignation Agreement”).
Notwithstanding any provision in the RSU Agreement to the contrary, the parties hereby agree that:
1	Section 3 of the RSU Agreement is deleted in its entirety and shall no longer be applicable.

2	Section 5 of the RSU Agreement is deleted in its entirety and shall no longer be applicable.

3	Section 6 of the RSU Agreement is deleted in its entirety and shall no longer be applicable.

4	Section 9(a) of the RSU Agreement shall be amended and restated in its entirety to read as follows:
“(a) If the Participant voluntarily leaves the employment of the Company (but not for Good Reason) or is terminated by the Company for Cause before an applicable Vesting Date, all Restricted Stock Units not already vested shall be immediately cancelled, except that 3,125 Restricted Stock Units shall vest on February 12, 2012, 3,125 Restricted Stock Units shall vest on February 11, 2013, and 3,125 Restricted Stock Units shall vest on February 11, 2014, even if the Participant is no longer an Eligible Employee on such dates, provided that the vesting will occur on such dates solely if the Participant is then in compliance with the provisions of the Resignation Agreement.”
5	This Amendment shall form a part of the RSU Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the RSU Agreement shall be deemed a reference to the RSU Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

6	This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7	If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
IN WITNESS HEREOF, the parties have caused this amendment to be executed, effective as of March 7, 2011.

APACHE CORPORATION	JOHN A. CRUM

/s/ Margery M. Harris	/s/ John A. Crum

Margery M. Harris	John A. Crum
Senior Vice President, Human Resources

ATTEST:

/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary